Press Release

Date: Aug 3, 2004	Exhibit 99.1

FOR IMMEDIATE RELEASE	ATTN: Business News

Intermountain Community Bancorp Announces Record Earnings for Second Quarter 2004

•	Net income for the first six months of 2004 exceeds $2 million, a 14.1% increase over the same period last year.

•	Total assets increase 20.1% over second quarter 2003

•	Annualized return on equity improves to 14.33%

•	Bancorp completes filing as a public reporting company with the SEC

•	Bancorp announces merger with Snake River Bancorp and it’s subsidiary, Magic Valley Bank

Sandpoint, Idaho—(BUSINESS WIRE)—Curt Hecker, President and Chief Executive Officer of Intermountain Community Bancorp (OTCBB – IMCB.OB), operating under the names Panhandle State Bank and Intermountain Community Bank, announced record performance for the company during the second quarter of 2004. Hecker stated

I am pleased with our second quarter results given our stronger than expected growth in assets and non-interest expense burden associated with the deployment of new technology designed to improve customer service and capacity for future growth. Furthermore, significant second quarter expenditures were made to complete the registration of IMCB shareholder’s stock with the Securities and Exchange Commission. To offset the expenditures, we anticipate improved shareholder liquidity, enhanced flexibility and efficiency in capital management, improved public disclosure and compliance with new corporate governance guidelines mandated by newly adopted laws governed in Sarbanes-Oxley legislation.

Our second quarter results continue to reflect that we’re combining strong growth with enhanced profitability. By focusing on our customers and communities, we’re succeeding in building a strong, dynamic and growing Bank. Outstanding customer service, delivered one-on-one by local market leaders in each of our communities, is the key to our success and will fuel future opportunities. We are fully committed to our customers, shareholders, communities and staff, and will continue to build on that commitment every day.

Key Financial Results ($ in thousands, except per share data):

Balance Sheet	June 30, 2004	June 30, 2003	Actual Change	% Change
Loans Receivable, net	$316,333	$262,729	$53,604	20.4%
Allowance for Loan Loss	$5,807	$5,439	$368	6.8%
Total Assets	$461,833	$384,483	$77,350	20.1%
Total Deposits	$393,345	$325,158	$68,187	21.0%

	Three Months Ended June 30,		Six Months Ended June 30
Income Statement	2004	2003	2004	2003
Net Income	$926	$888	$2,001	$1,754
Annualized Return on Assets	.83%	.95%	.92%	1.02%
Annualized Return on Equity	13.06%	14.17%	14.33%	14.21%
Basic Earnings Per Share(1)	$0.29	$0.28	$0.63	$0.56
Diluted Earnings Per Share(1)	$0.26	$0.26	$0.56	$0.52

(1)	Amounts have been restated to reflect a 10% stock dividend as of 7-30-03 and a 2-for-1 stock split, effective 12-18-03.

Financial Highlights:

Net income for the six months ended June 30, 2004 totaled $2.0 million, an improvement of 14.1% over the same period in 2003. Net income for the second quarter 2004 totaled $926 thousand, an increase of 4.3% over the same quarter of 2003. Significant increases in net interest income and non-interest income contributed to the improvement over last year’s performance. 2004 Annualized return on assets decreased slightly over the 2003 first half results, however the company’s annualized return on equity improved from 14.21% to 14.33% for the year compared to the same period of 2003.

Net interest income after provision for loan losses rose to $9.0 million, an improvement of $1.5 million or 20.5% over the same period last year. Growth in earning assets and a stable net interest margin for the second quarter were the primary contributing factors.

Non-interest income for the period increased 14.5% or $410 thousand over the first six months of 2003. Account growth and improvements in the collection of fees continued to offset a decline in mortgage banking activity for the second straight quarter. Non-interest expense increased 20.5% or $1.6 million over the same period last year, in line with the 20.1% growth in overall bank assets. This increase includes one time expenses related to the implementation of new data- and item-processing technology during the second quarter. Also reflected are costs associated with filing as a public reporting company with the SEC during the first six months of 2004.

Basic earnings per share for the six months ended June 30, 2004 totaled $0.63, and on a fully diluted basis, $0.56 per share. This compares to basic earnings per share of $0.56 and diluted earnings per share of $0.52 for the same time period last year. Both sets of earnings per share numbers are adjusted for the impacts of a 10% stock dividend, effective July 30, 2003 and a 2-for-1 stock split, completed December 18, 2003.

As of June 30, 2004, company assets totaled $461,833 million, an increase of $77.4 million over June 30, 2003 and $29.0 million over March 31, 2004. Growth in deposits of 21.0%, or $68.2 million over June 30, 2003, and the issuance of $8 million in trust preferred debentures supported an increase in loans receivable of $53.6 million and investment in securities of $26.8 million.

Credit quality remained strong during the second quarter. While up slightly in dollar terms from the same period last year as a result of growth in the loan portfolio, the Company’s annualized provision for loan loss represented only ..6% of average net loans. The Company also experienced a net loan recovery of $1 thousand for the first six months of 2004 compared to a net loan loss of $88 thousand for the same period of 2003.

Company Activities:

Intermountain Community Bancorp successfully completed the installation of new data- and check- processing technology during the second quarter of 2004, setting the stage for expanded product offerings, check imaging and improved customer service. The final phase of integrating the data processing systems of the 2003 Orchard Bank acquisition was incorporated into this new technology, effectively reducing overhead costs related to the operation of the Ontario office.

The SEC formally approved the application by Intermountain Community Bancorp to become a publicly reporting company in June as anticipated. The Company will continue to trade on the OTC Bulletin Board as IMCB.OB, and the filing will provide greater flexibility should the company wish to raise additional capital for future growth opportunities.

The Company also announced the signing of a definitive merger agreement under which Intermountain Community Bancorp will merge with Snake River Bancorp, Inc. in a cash and stock deal valued at $17.1 million, based on the IMCB closing price of $25 as of July 23, 2004. Terms of the agreement call for Intermountain Community Bancorp to pay, in the aggregate, $4.5 million in cash and issue 504,305 shares of common stock. The transaction is expected to be accretive to Intermountain Community Bancorp’s 2005 earnings. Completion of the transaction is expected to occur in the fourth quarter of 2004, subject to regulatory approval and approval by the shareholders of Snake River Bancorp, Inc.

“I am very excited about combining Magic Valley Bank and its people oriented, community culture with Panhandle State Bank. Our employees, customers and shareholders will benefit from leveraging the combined resources of our franchises. This combination enables both companies to improve customer service and profitability through increased lending capacity, leverage of existing infrastructure, and an expanded line of competitive products and services,” said Curt Hecker, President and CEO of Intermountain Community Bancorp. “Both of our organizations believe that reinvesting our community’s dollars into our local economies results in the safest and most successful financial institution for our shareholders and our customers. We also share the core value of continual investment in our employees and technology to further enhance our customer service efforts. A highly skilled, motivated and knowledgeable team of employees makes the ultimate difference to our customers and ensures we provide the highest quality customer service in the industry.”

Reflecting the community focus of the Bank, the Snake River branches will continue to operate under the Magic Valley Bank name after the merger. As with the Panhandle State Bank branches in northern Idaho and the Intermountain Community Bank branches in southwest Idaho, the Magic Valley offices will operate with a great deal of autonomy and local decision-making. Hecker noted that “It is critical to the ongoing success of our bank to remain focused and flexible in our local communities. We attract and retain the best bankers in each market, and they make it happen by building relationships and the community.”

All data contained in this report have been prepared on a consolidated basis for Intermountain Community Bancorp.

For more information on this press release or Intermountain Community Bancorp stock, please contact any of the individuals listed below or visit our website at www.intermountainbank.com. Bulletin Board ticker symbol IMCB.OB.

This news release contains forward-looking statements. These statements are based on management’s current expectations and are subject to a number of uncertainties and risks including, but not limited to, the company’s failure to generate increased earning assets, sustain credit losses, maintain adequate net interest margin, control fluctuations in operating results, maintain liquidity to fund assets, and retain key personnel. Actual results may differ materially.

Contacts:
Curt Hecker	Jerry Smith
President & Chief Executive Officer	President, Branch Administration
Intermountain Community Bancorp	Panhandle State Bank
Panhandle State Bank	Intermountain Community Bank
208-265-3300	208-549-8885
curth@panhandlebank.com	jerrys@intermountainbank.com

Doug Wright	Susan Pleasant
Executive Vice President	Executive Assistant
Chief Operating Officer	Intermountain Community Bancorp
Intermountain Community Bancorp	Panhandle State Bank
Panhandle State Bank	208-255-3432
208-665-1261	susanp@panhandlebank.com
dougw@panhandlebank.com